NOVATION OF INVESTMENT SUB-ADVISORY AGREEMENT

TWO ROADS SHARED TRUST

This Novation of Investment Sub-Advisory Agreement (the “Novation Agreement”) is entered into this 28th day of November, 2017 by and among Anfield Capital Management, LLC (“Anfield”), Regents Park Funds, LLC (“Regents Park”), Affinity Investment Advisors, LLC (“Affinity”), and Two Roads Shared Trust (the “Trust”) on behalf of the Affinity Small Cap Fund, a series of the Trust (the “Fund”).

WHEREAS, the Trust has retained Anfield to render investment advisory services to the Fund pursuant to an investment advisory agreement dated April 20, 2015 between the Trust, on behalf of the Fund, and Anfield (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes Anfield to delegate any of its duties under the Advisory Agreement to one or more investment sub-advisers subject to approval by the Trust’s Board of Trustees;

WHEREAS, Anfield has, in turn, retained Affinity to provide investment sub-advisory services to the Fund pursuant to a sub-advisory agreement dated April 20, 2015 between the Trust, on behalf of the Fund, Anfield, and Affinity (the “Sub-Advisory Agreement”);

WHEREAS, Anfield, Regents Park, and Affinity are all registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;

WHEREAS, Regents Park has been substituted for Anfield as the Fund’s investment adviser under the Advisory Agreement pursuant to a Novation of Investment Advisory Agreement dated as of the date set forth above;

WHEREAS, Anfield, Regents Park, Affinity and the Trust desire that Regents Park be substituted for Anfield as the Fund’s investment adviser under the Sub-Advisory Agreement in a transaction which does not result in a change of actual control or management of the adviser or sub-adviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, Anfield desires to effect a novation of the Sub-Advisory Agreement so that Regents Park is substituted for Anfield as a party to such agreement and Anfield is released from its obligations under such agreement, Regents Park desires to accept the novation thereof, and Affinity and the Trust desire to consent to such novation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Novation and Acceptance. Subject to the terms and conditions contained herein, Anfield hereby affects a novation of the Sub-Advisory Agreement to substitute Regents Park for Anfield as a party to such agreement (the “Novation”), Affinity and the Trust hereby consent to such Novation and hereby release Anfield from all of its duties and obligations under the Sub-Advisory Agreement, and Regents Park hereby accepts the Novation and hereby releases Anfield from all of its duties and obligations under the Sub-Advisory Agreement, and assumes all rights, duties and obligations of Anfield under such agreement.

2. Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 14 of the Sub-Advisory Agreement are satisfied or until terminated in accordance with said Section 14.

3. No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Sub-Advisory Agreement for purposes of Section 14 of the Sub-Advisory Agreement or the 1940 Act, and that the Sub-Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.

4. Technical Amendment. The parties agree that all references in the Sub-Advisory Agreement to Anfield shall hereby be changed to Regents Park.

This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the day and year first above written.

ANFIELD CAPITAL MANAGEMENT, LLC

By: /s/ David Young

Name: David Young

Title: CEO

REGENTS PARK FUNDS, LLC

By: /s/ Mark. W. Okey

Name: Mark. W. Okey

Title: COO & General Counsel

AFFINITY INVESTMENT ADVISORS, LLC

By: /s/ Gregory R. Lai

Name: Gregory R. Lai

Title: CEO

TWO ROADS SHARED TRUST, on behalf the Affinity Small Cap Fund, a series of the Trust

By: /s/ James Colantino

Name: James Colantino

Title: President

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